As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tantech Holdings Ltd

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Zhejiang Tantech Bamboo Technology Co., Ltd

No. 10 Cen Shan Road, Shuige Industrial Zone

Lishui City, Zhejiang Province 323000

People’s Republic of China

+86-578-226-2305

(Address of Principal Executive Offices) (ZIP Code)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Tantech Holdings Ltd 2014 Share Incentive Plan

(Full title of the plan)

With copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

(804) 771-5700

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common shares, par value $ 0.001 per share	400,000	$18.71	$7,483,000	$869	(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with the 2014 Share Incentive Plan (the “Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	The 400,000 shares registered hereby represent common shares issuable pursuant to the Plan, either directly or upon exercise of options or warrants issued under the Plan. A Registration Statement on Form S-8 was previously filed on April 13, 2015 (File No. 333-203387) covering 1,200,000 common shares that are reserved for issuance pursuant of awards under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s common shares on the NASDAQ Capital Market on July 20, 2015, which were $19.24 and $18.17, respectively.
(4)	Determined in accordance with Rule 457(h).
(5)	Paid herewith.

EXPLANATORY NOTE

Tantech Holdings Ltd (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register its common shares, par value $0.001 per share, issuable pursuant to the Plan.  The Registrant’s stockholders approved the Plan on December 14, 2014.  This Registration Statement is being filed in order to register the Registrant’s common shares that may be offered or sold to participants under the Plan, either directly or upon exercise of options or warrants issued under the Plan. Please note that, while the Plan consists of 2,160,000 common shares and securities exercisable or convertible into common shares, this Registration Statement on Form S-8 is being filed to register only 400,000 of such shares. A Registration Statement on Form S-8 was previously filed on April 13, 2015 (File No. 333-203387) covering 1,200,000 common shares that are reserved for issuance pursuant to awards under the Plan. As a result, after the filing of this Registration Statement on Form S-8, an aggregate of 1,600,000 out of the 2,160,000 common shares reserved for issuance pursuant to awards under the Plan will have been registered. Accordingly, the Registrant may in the future file one or more further Registration Statements to register the balance of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.  Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Secretary, Tantech Holdings Ltd, No. 10 Cen Shan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province 323000, People’s Republic of China, +86-578-226-2305.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

•	The Registrant’s Annual Report for the year ended December 31, 2014, as filed on Form 20-F on April 30, 2015;

•	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in the paragraph above; and

•	The description of the common shares, $0.001 par value per share, contained in the Registrant’s registration statement on Form F-1 filed with the SEC on September 16, 2014 (File Number 333-198788), as amended from time to time thereafter, and declared effective by the SEC on March 18, 2015, and any amendment or report filed with the SEC for purposes of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator.  To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused it to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lishui, China on July 23, 2015.

Tantech Holdings Ltd

By:	/s/ Zhengyu Wang
Name: Zhengyu Wang
Title: Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhengyu Wang, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any and all related registration statements and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

Signature	Title	Date
/s/ Zhengyu Wang Zhengyu Wang	Chairman and Chief Executive Officer (Principal Executive Officer)	July 23, 2015

/s/ Ningfang Liang Ningfang Liang	Chief Financial Officer (Principal Financial and Accounting Officer) and Authorized Representative in the United States	July 23, 2015

/s/ Yefang Zhang Yefang Zhang	Director	July 23, 2015

/s/ Wencai Pan Wencai Pan	Director	July 23, 2015

/s/ Hongdao Qian Hongdao Qian	Director	July 23, 2015

/s/ Shudong Wang Shudong Wang	Director	July 23, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Share Certificate(1)
5.1	Opinion of Kaufman & Canoles, P.C., British Virgin Islands Counsel(2)
23.1	Consent of Friedman LLP(2)
23.2	Consent of Kaufman & Canoles, P.C., British Virgin Islands Counsel (contained in Exhibit 5.1)(2)
24.1	Powers of Attorney (included in Part II of this Registration Statement)(2)
99.1	Tantech Holdings Ltd 2014 Share Incentive Plan(3)

(1)	Incorporated by reference to the Company’s registration statement on Form F-1, file No. 333-198788, filed on September 16, 2014, as amended.
(2)	Filed herewith.
(3)	Incorporated by reference to the Company’s registration statement on Form S-8, file No. 333-203387, filed on April 13, 2015.